Exhibit 10.8

November 5, 2015

Mr. Jeff Hamet

[XXX]

[XXX]

Dear Jeff,

I would like to formally extend an offer of employment to you as VP, Finance for Aziyo Biologics, Inc. (the "Company"). We believe that your skills, talent, and motivation will complement our team as we look to be the premier partner of regenerative medicine solutions. The basic terms and conditions of employment are set forth below.

Duties and Responsibilities

In your position as VP, Finance you will initially report to me. In this role, you will be responsible for leading the Company's finance, accounting and information technology teams from strategic direction to tactical execution of management, systems, reporting, and other duties and responsibilities as assigned.

Your employment is subject to all Company personnel policies and procedures as they may be promulgated, adopted, revised, interpreted or deleted from time to time by the Company in its sole discretion.

Compensation

The salary for this exempt position is at the annual rate of $200,000 paid at the rate of $7,692.31 bi-weekly, in accordance with the Company's standard payroll procedures ("Annual Base Compensation").

Bonus Plan

In your role as VP, Finance, you may be eligible for a performance-based bonus. This bonus will be based on your performance and that of the Company and will be awarded at the sole discretion of management, as approved by the Board of Directors. Your performance will be evaluated as part of the Company's annual performance review process.

Employee Benefits

You will be eligible to participate on the same basis as similarly situated employees in the Company's benefit plans and policies in effect from time to time during your employment. At this time, it is the Company's intention to provide medical, dental and vision benefit plans, a 40l(k) retirement plan, life insurance and short and long-term disability insurance coverage. Once available, information on the Company's benefits packages will be provided to you separately.

Stock Options

After the commencement of employment with the Company and upon the adoption of an equity incentive plan by the Company, you would be eligible to receive stock options under such plan commensurate with your VP, Finance position. These stock options represent an opportunity for you to share in the future success of the Company. The definitive terms of the equity incentive plan and the terms and conditions related to any individual stock option grant (including the number of stock options, the exercise price for such options, the vesting schedule and eligibility criteria) will be determined, and must be approved, by the Company's Board of Directors.

Employment

Your employment with the Company will be "at will" which means that either you or the Company may terminate the employment at any time for any reason with or without cause. The "at will" nature of your employment may not be changed, except as put in writing by the Company's CEO. You agree and understand that you are not entitled to, and have not been promised, any employment, position, compensation, benefits or payments of any kind, or any other terms of employment, that are not specifically stated in this offer letter or the documents referred to herein.

Contingencies and Conditions Precedent

Your employment will be contingent upon your review, execution and delivery of a Confidentiality and Proprietary Rights Assignment Agreement prior to your first day of employment.

By signing this letter, you acknowledge that the terms described in this letter, together with the necessary Confidentiality and Proprietary Rights Assignment Agreement, set forth the entire understanding between us and supersede any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained therein. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries and bonuses, incentive compensation, equity incentive plans, benefits, job titles, locations, duties, responsibilities and reporting relationships. By signing this letter, you represent that (a) you have never been convicted of any criminal offense; (b) you are not subject to any legal or contractual obligation that could prevent you from undertaking or performing the functions described herein; (c) you will not, in connection with your employment by the Company, use or disclose to any employee or representative of the Company any confidential, proprietary and/or trade secret information that you obtained during any prior employment; and (d) you will fully abide by all ongoing obligations (of confidentiality or otherwise) to all prior employers.

If these terms are acceptable to you, please sign below and return to me by Monday, November 9, 2015. We expect your employment with the Company to have begun on Wednesday, November 4, 2015.

We look forward to welcoming you to the Aziyo Biologics team!

Sincerely,

/s/ Kevin Rakin
Kevin Rakin
Executive Chairman

My signature below denotes my acceptance of the offer of employment with the terms and conditions as described above.

/s/ Jeff Hamet	11/9/15
Jeff Hamet	Date